Exhibit 99.1

VOLTARI CORPORATION ANNOUNCES
FORMATION OF SPECIAL COMMITTEE

New York, NY, January 10, 2019 – Voltari Corporation (OTCQB: VLTC) announced that its Board of Directors has formed a special committee of independent directors to consider an offer by High River Limited Partnership, which together with its affiliates beneficially owns approximately 52.69% of the outstanding shares of common stock of Voltari Corporation (“Voltari”) and approximately 98.0% of the outstanding shares of 13% Redeemable Series J Preferred Stock of Voltari, to purchase the remaining shares of Voltari common stock for $0.58 per share in cash.

The special committee is comprised of Peter K. Shea, Jaffrey (Jay) A. Firestone, and Kevin Lewis. The special committee will, on behalf of the Board of Directors, consider the pending offer as well as any other offers that are made for the outstanding common stock of Voltari. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that any transaction will be approved or consummated.

The special committee has retained Alvarez & Marsal as its outside financial advisor and Dorsey & Whitney as its legal counsel.

About Voltari

Voltari is in the business of acquiring, financing and leasing commercial real properties. The company leases its properties and intends to lease any future properties pursuant to “double net” or “triple net” leases.

This press release may contain forward-looking statements concerning activities, events or developments that reflect current expectations or beliefs, and are subject to risks or uncertainties that could cause actual results or events to vary from stated expectations. Forward-looking statements speak only as of the time made. Except as required by law, Voltari assumes no obligation to publicly update any such statements.